UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2014

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously announced in an 8-K filed by SunPower Corporation (the “Company”) on July 10, 2013, the Company, Crédit Agricole Corporate and Investment Bank (“Crédit Agricole”), as administrative agent, and the other lenders party thereto entered into a revolving credit agreement dated July 3, 2013 (the “Revolver”). On January 31, 2014, as contemplated by the terms of the Revolver, SunPower Corporation, Systems (“Systems”), SunPower North America, LLC (“SPNA”) and SunPower Capital, LLC (together with Systems and SPNA, the “Material Domestic Subsidiaries”) entered into a Security Agreement with Crédit Agricole (the “Security Agreement”). Under the Security Agreement, the Company and the Material Domestic Subsidiaries granted a lien over certain of their inventory and accounts receivable (excluding inventory and accounts receivable attributable to the Company’s or the Material Domestic Subsidiaries’ respective residential lease programs) to Crédit Agricole, in its role as security agent of the lenders party to the Revolver, in order to secure the Company’s obligations under the Revolver. Supplemental to the Security Agreement, each Material Domestic Subsidiary also guaranteed the obligations of the Company under the Revolver, and the guaranty by Total S.A., a French société anonyme, of the obligations of the Company under the Revolver expired pursuant to the terms of the Revolver.

The Security Agreement includes representations, covenants, and related terms customary for a transaction of this nature.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: February 6, 2014	By:	/S/ CHARLES D. BOYNTON
	Name:	Charles D. Boynton
	Title:	Executive Vice President and Chief Financial Officer